June 2016
Preliminary Terms No. 958 Registration Statement No. 333-200365 Dated June 7, 2016 Filed pursuant to Rule 433

Structured Investments

Opportunities in International Equities

Enhanced Buffered Jump Securities with Downside Factor Based on the Value of the STOXX Europe 600® Index due June 28, 2017

Principal at Risk Securities

The Enhanced Buffered Jump Securities, which we refer to as the securities, are unsecured obligations of Morgan Stanley that pay no interest but will instead pay an amount in cash at maturity that may be greater than or less than the stated principal amount, depending on the closing value of the underlying index on the five averaging dates. If the arithmetic average of the closing value of the underlying index on each of the five averaging dates (the “final index value”) is at or above 90% of the initial index value, which we refer to as the downside threshold value, you will receive, in addition to the principal amount, the specified fixed upside payment. However, if the final index value is below 90% of the initial index value, you will be exposed to the decline in the level of the underlying index beyond the buffer amount of 10%, and you will lose 1.1111% for every 1% decline beyond the buffer amount. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire intial investment in the securities. The securities are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for the potential to receive the fixed upside payment if the final index value is at or above the downside threshold value. The securities are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	June 10, 2016
Original issue date:	June 15, 2016 (3 business days after the pricing date)
Maturity date:	June 28, 2017
Underlying index:	STOXX Europe 600® Index
Payment at maturity:

If the final index value is at or above the downside threshold value:

$1,000 + the fixed upside payment

If the final index value is below the downside threshold value:

$1,000 + [$1,000 × (index percent change + buffer amount) × downside factor]

In this scenario, the payment at maturity will be less than the stated principal amount of $1,000 and could be zero.

Fixed upside payment:	$74.50 per security (7.45% of the stated principal amount)
Downside factor:	1.1111
Index percent change:	final index value - initial index value initial index value
Initial index value:	, which is the index closing value on the pricing date
Final index value:	The arithmetic average of the index closing value on each of the five averaging dates
Buffer amount:	10%
Minimum payment at maturity:	None
Downside threshold value:	, which is 90% of the initial index value
Averaging dates:	June 19, 2017, June 20, 2017, June 21, 2017, June 22, 2017 and June 23, 2017, subject to postponement for non-index business days and certain market disruption events
CUSIP / ISIN:	61761J3C1 / US61761J3C16
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $970.90 per security, or within $10.00 of that estimate. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
Per security	$1,000	$	$
Total	$	$	$
(1)	J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities. The placement agents will forgo fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $10 per $1,000 stated principal amount of securities.

(2)	Please see “Supplemental information regarding plan of distribution; conflicts of interest” in these preliminary terms for information about fees and commissions.

(3)	See “Use of proceeds and hedging” on page 14.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Securities” at the end of this document.

Product Supplement for Jump Securities dated February 29, 2016        Prospectus dated February 16, 2016

Morgan Stanley

Enhanced Buffered Jump Securities with Downside Factor Based on the Value of the STOXX Europe 600® Index due June 28, 2017 Principal at Risk Securities

Investment Summary

Enhanced Buffered Jump Securities with Downside Factor

Principal at Risk Securities

Enhanced Buffered Jump Securities with Downside Factor Based on the Value of the STOXX Europe 600® Index due June 28, 2017 (the “securities”) can be used:

▪	As an alternative to direct exposure to the underlying index that provides a fixed positive return of 7.45% if the final index value, as determined on the five averaging dates, is greater than or equal to the downside threshold value;

▪	To enhance returns and potentially outperform the underlying index in a moderately bullish scenario;

▪	To obtain a buffer against a specified level of negative performance of the underlying index.

The securities are exposed to the performance of the STOXX Europe 600® Index, but provide a fixed upside payment payable at maturity if the final index value, as determined on the five averaging dates, is at or above the downside threshold value. However, if the final index value is less than the downside threshold value, you will be exposed on a leveraged basis to the decline in the level of the underlying index beyond the buffer amount of 10%, and you will lose 1.1111% for every 1% decline beyond the buffer amount. Accordingly, you could lose your entire intial investment in the securities.

Maturity:	Approximately 1 year
Fixed upside payment:	$74.50 per security (7.45% of the stated principal amount)
Downside threshold value:	90% of the initial index value
Buffer amount:	10%
Downside factor:	1.1111
Minimum payment at maturity:	None. You could lose your entire initial investment in the securities.
Interest:	None

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. We estimate that the value of each security on the pricing date will be approximately $970.90, or within $10.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the fixed upside payment, the downside threshold value, the buffer amount and the downside factor, we use an internal funding rate, which is likely to be lower than our secondary market credit

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spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

Key Investment Rationale

This 1-year investment offers a fixed positive return of 7.45% if the final index value, as determined on the five averaging dates, is greater than or equal to 90% of the initial index value, which we refer to as the downside threshold value. However, if the final index value is less than the downside threshold value, the payment at maturity will be less than the stated principal amount, and you could lose up to your entire investment.

Upside Scenario	The final index value, as determined on the five averaging dates, is at or above the downside threshold value, and, at maturity, the securities pay the stated principal amount of $1,000 plus the fixed upside payment of $74.50 per security.
Downside Scenario	The final index value, as determined on the five averaging dates, is below the downside threshold value, and, at maturity, the securities pay less than the stated principal amount by an amount proportionate to the decline in the final index value from the initial index value beyond the buffer amount of 10% times the downside factor of 1.1111 (e.g., a 50% decline in the final index value, as compared to the initial index value, will result in a payment at maturity of $555.56 per security). There is no minimum payment at maturity on the securities, and you could lose your entire investment.

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Enhanced Buffered Jump Securities with Downside Factor Based on the Value of the STOXX Europe 600® Index due June 28, 2017 Principal at Risk Securities

Hypothetical Payment on the Securities at Maturity

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$1,000
Downside threshold value:	90% of the initial index value
Buffer amount:	10%
Downside factor:	1.1111
Fixed upside payment:	$74.50 per security (7.45% of the statement principal amount)

Payoff Diagram for the Securities

How it works

▪	Upside Scenario. If the final index value, as determined on the five averaging dates, is greater than or equal to the downside threshold value, the investor would in all cases receive $1,000 plus the fixed upside payment of $74.50 per security.

▪	Downside Scenario. If the final index value, as determined on the five averaging dates, is below the downside threshold value, the payment at maturity would be less than the stated principal amount of $1,000 by an amount that is proportionate to the decline in the final index value from the initial index value beyond the buffer amount of 10% times the downside factor of 1.1111. In this scenario, the investor would lose some or all of the amount invested in the securities. For example, if the final index value, as measured on the five averaging dates, declines by 40% from the initial index value, the payment at maturity would be $666.67 per security (66.667% of the stated principal amount). There is no minimum payment at maturity, and you could lose your entire investment.

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Enhanced Buffered Jump Securities with Downside Factor Based on the Value of the STOXX Europe 600® Index due June 28, 2017 Principal at Risk Securities

Hypothetical Examples

The following table and examples illustrate the return on the securities and the payment at maturity for a range of hypothetical percentage changes in the final index value from the initial index value, depending on whether or not the final index value, as determined on the five averaging dates, is below the downside threshold value. They are based on the following terms:

Stated principal amount:	$1,000
Hypothetical initial index value:	350
Hypothetical downside threshold value:	315 (90% of the hypothetical initial index value)
Buffer amount:	10%
Downside Factor:	1.1111
Fixed upside payment:	$74.50 per security

Final index value (as determined on the five averaging dates)	Underlying index return	Return on securities	Payment at maturity (per $1,000 security)
700.000	100%	7.450%	$1,074.50
665.000	90%	7.450%	$1,074.50
630.000	80%	7.450%	$1,074.50
595.000	70%	7.450%	$1,074.50
560.000	60%	7.450%	$1,074.50
525.000	50%	7.450%	$1,074.50
490.000	40%	7.450%	$1,074.50
455.000	30%	7.450%	$1,074.50
420.000	20%	7.450%	$1,074.50
385.000	10%	7.450%	$1,074.50
376.075	7.45%	7.450%	$1,074.50
367.500	5%	7.450%	$1,074.50
350.000	0%	7.450%	$1,074.50
332.500	-5%	7.450%	$1,074.50
315.000	-10%	7.450%	$1,074.50
311.500	-11%	-1.111%	$988.89
280.000	-20%	-11.111%	$888.89
245.000	-30%	-22.222%	$777.78
210.000	-40%	-33.333%	$666.67
175.000	-50%	-44.444%	$555.56
140.000	-60%	-55.556%	$444.44
105.000	-70%	-66.667%	$333.33
70.000	-80%	-77.778%	$222.22
35.000	-90%	-88.889%	$111.11
0.000	-100%	-100.000%	$0.000

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Enhanced Buffered Jump Securities with Downside Factor Based on the Value of the STOXX Europe 600® Index due June 28, 2017 Principal at Risk Securities

EXAMPLE 1: The final index value is above the downside threshold value and represents a 60% increase from the initial index value. Your return will be equal to the fixed upside payment, and you do not participate in the appreciation of the underlying index.

Hypothetical final index value	=	560
Payment at maturity	=	stated principal amount + fixed upside payment
	=	$1,000.00 + $74.50
	=	$1,074.50
Payment at maturity = $1,074.50 per security

EXAMPLE 2: The final index value has declined from the initial index value and represents a 5% decline from the initial index value. Therefore, the final index value is greater than the downside threshold value. You receive the stated principal amount plus the fixed upside payment.

Hypothetical final index value	=	332.50
Payment at maturity	=	stated principal amount + fixed upside payment
	=	$1,000 + $74.50
	=	$1,074.50
Payment at maturity = $1,074.50 per security

EXAMPLE 3: The final index value has declined from the initial index value and represents a 50% decline from the initial index value. Therefore, the final index value is below the downside threshold value. You are exposed, on a leveraged basis, to the decline in the final index value from the initial index value beyond the buffer amount of 10%.

Hypothetical final index value	=	175
Index percent change	=	final index value - initial index value initial index value
	=	175 - 350 350
	=	-50%
Payment at maturity	=	$1,000 + [$1,000 × (index percent change + buffer amount) × downside factor]
	=	$1,000 + [$1,000 × (-50% +10%) × 1.1111]
	=	$1,000 + [$1,000 × (-40%) × 1.1111]
	=	$555.56
Payment at maturity = $555.56 per security

If the final index value is less than the downside threshold value, you will lose some or all of your intial investment.

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Enhanced Buffered Jump Securities with Downside Factor Based on the Value of the STOXX Europe 600® Index due June 28, 2017 Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for Jump Securities and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not pay interest or guarantee the return of any of your principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and do not guarantee any return of principal at maturity. If the final index value is less than the downside threshold value, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each security, reflecting leveraged downside exposure to the decline in the final index value from the initial index value beyond the buffer amount of 10%. As there is no minimum payment at maturity on the securities, you could lose your entire intial investment.

▪	The appreciation potential is fixed and limited. Where the final index value is greater than or equal to the downside threshold value, the appreciation potential of the securities is limited to the fixed upside payment of $74.50 per security (7.45% of the stated principal amount), even if the final index value is significantly greater than the initial index value. See “Hypothetical Payment on the Securities at Maturity” on page 4 above.

▪	You will not benefit from the fixed upside payment if the final index value is below the downside threshold value. If the final index value is less than the downside threshold value, the payment at maturity will depend solely on the arithmetic average of the closing value of the underlying index on each of the five averaging dates, and, accordingly, you will lose the benefit of the limited protection against the loss of principal based on the fixed upside payment. Instead, under these circumstances, you will be exposed on a leveraged basis to the decline in the final index value from the initial index value beyond the buffer amount of 10%, and you will lose some or all of your investment.

▪	The market price of the securities will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including: the value (including whether the value is below the downside threshold value), volatility (frequency and magnitude of changes in value) and dividend yield of the underlying index, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪	There are risks associated with investments in securities linked to the value of foreign equity securities. The securities are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions between countries.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you

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Enhanced Buffered Jump Securities with Downside Factor Based on the Value of the STOXX Europe 600® Index due June 28, 2017 Principal at Risk Securities

could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪	The amount payable on the securities is not linked to the value of the underlying index at any time other than the averaging dates. The final index value will be the arithmetic average of the closing value of the underlying index on each of the five averaging dates, subject to postponement for non-index business days and certain market disruption events. Even if the value of the underlying index appreciates prior to the averaging dates but then drops by the averaging dates, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying index prior to such drop. Although the actual value of the underlying index on the maturity date or at other times during the term of the securities may be higher than the final index value, the payment at maturity will be based solely on the final index value, as determined on the five averaging dates.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	Investing in the securities is not equivalent to investing in the underlying index. Investing in the securities is not equivalent to investing in the underlying index or its component stocks. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪	Adjustments to the underlying index could adversely affect the value of the securities. The publisher of the underlying index can add, delete or substitute the stocks constituting the underlying index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the underlying index. Any of these actions could adversely affect the value of the securities. The publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, the payout on the securities at maturity will be an amount based on closing prices on each of the five averaging dates of the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to the discontinuance of the underlying index.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market

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Enhanced Buffered Jump Securities with Downside Factor Based on the Value of the STOXX Europe 600® Index due June 28, 2017 Principal at Risk Securities

prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities will be influenced by many unpredictable factors” above.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities. One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the averaging dates approach. Some of our subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value, and, therefore, could increase the level at or above which the index must close on the averaging dates so that investors do not suffer a loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the averaging dates, could adversely affect the final index value, and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial index value, the downside threshold value, the final index value and whether the final index value is below the downside threshold value, and will calculate the amount of cash you will receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of Securities—Postponement of Valuation Date(s),” “—Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation,” “—Alternate Exchange Calculation in case of an Event of Default” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Provisions – Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities (together the “Tax Disclosure Sections”)

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Enhanced Buffered Jump Securities with Downside Factor Based on the Value of the STOXX Europe 600® Index due June 28, 2017 Principal at Risk Securities

concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments.  In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. Additionally, as discussed under “United States Federal Taxation—FATCA Legislation” in the accompanying product supplement for Jump Securities, the withholding rules commonly referred to as “FATCA” would apply to the securities if they were recharacterized as debt instruments. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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The STOXX Europe 600® Index Overview

The STOXX Europe 600® Index consists of the 600 largest companies by free-float market capitalization traded on the major exchanges of 18 European countries. The STOXX Europe 600® Index is calculated in euros and is reported by Bloomberg under the ticker symbol “SXXP.” The STOXX Europe 600® Index was created by STOXX Limited, a joint venture between Deutsche Börse AG and SIX Group AG. Publication of the STOXX Europe 600® Index began on June 15, 1998, based on an initial STOXX Europe 600® Index value of 100 at December 31, 1991. For additional information about the STOXX Europe 600® Index, see the description of the underlying index in “Annex A: The STOXX Europe 600® Index” below.

Information as of market close on June 6, 2016:

Bloomberg Ticker Symbol:	SXXP
Current Index Value:	342.41
52 Weeks Ago:	385.39
52 Week High (on 7/20/2015):	406.80
52 Week Low (on 2/11/2016):	303.58

The following graph sets forth the daily closing values of the underlying index for the period from January 1, 2011 through June 6, 2016. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period. The closing value of the underlying index on June 6, 2016 was 342.41. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The underlying index has at times experienced periods of high volatility, and you should not take the historical values of the underlying index as an indication of its future performance.

STOXX Europe 600® Index Daily Index Closing Values January 1, 2011 to June 6, 2016

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STOXX Europe 600® Index	High	Low	Period End
2011
First Quarter	291.16	262.18	275.90
Second Quarter	283.93	263.98	272.86
Third Quarter	275.93	214.89	226.18
Fourth Quarter	249.42	217.46	244.54
2012
First Quarter	272.40	246.42	263.32
Second Quarter	267.16	233.87	251.17
Third Quarter	275.95	250.39	268.48
Fourth Quarter	281.81	262.86	279.68
2013
First Quarter	298.52	283.88	293.78
Second Quarter	310.59	275.66	285.02
Third Quarter	315.05	285.46	310.46
Fourth Quarter	328.26	305.13	328.26
2014
First Quarter	338.39	317.58	334.31
Second Quarter	349.71	326.58	341.86
Third Quarter	348.91	324.91	343.08
Fourth Quarter	350.97	310.03	342.54
2015
First Quarter	404.01	331.61	397.30
Second Quarter	414.06	381.31	381.31
Third Quarter	406.80	339.23	347.77
Fourth Quarter	385.43	346.23	365.81
2016
First Quarter	358.88	303.58	337.54
Second Quarter (through June 6, 2016)	350.75	328.10	342.41

License Agreement between STOXX Limited and Morgan Stanley

“STOXX Europe 600® Index” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley. For more information, see the description of the underlying index in “Annex A: The STOXX Europe 600® Index” below.

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Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Denominations:	$1,000 per security and integral multiples thereof
Interest:	None
Underlying index publisher:	STOXX Limited
Postponement of maturity date:	If any scheduled averaging date is not an index business day or if a market disruption event occurs on any averaging date so that the final averaging date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following that final averaging date as postponed.
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for Jump Securities, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

▪   Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for Jump Securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in

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the securities.
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:

The proceeds we receive from the sale of the securities will be used for general corporate purposes. We will receive, in aggregate, $10 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the securities, by entering into hedging transactions with our subsidiaries and/or third party dealers. We expect our hedging counterparties to take positions in the stocks constituting the underlying index, futures or options contracts listed on major securities markets on the underlying index or its component stocks, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the closing value of the underlying index on the pricing date, and accordingly, the value at or above which the underlying index must close on the averaging dates so that investors do not suffer a loss on their initial investment in the securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the term of the securities, including on the averaging dates, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the averaging dates approach. We cannot give any assurance that our hedging activities will not affect the value of the underlying index and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for Jump Securities.

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaires and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection

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with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)    neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be

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permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley, Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.
Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates will act as placement agents for the securities and will receive a fee from the Issuer or one of its affiliates that will not exceed $10 per $1,000 stated principal amount of securities, but will forgo any fees for sales to certain fiduciary accounts.

MS & Co. is our wholly owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for Jump Securities.

Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.
Where you can find more information:

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for Jump Securities) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Jump Securities and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley will arrange to send you the prospectus and the product supplement for Jump Securities if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Product Supplement for Jump Securities dated February 29, 2016

Prospectus dated February 16, 2016

As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley. Terms used but not defined in this document are defined in the product supplement for Jump Securities or in the prospectus.

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Annex A

The STOXX Europe 600® Index

We have derived all information contained in this document regarding the STOXX Europe 600® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, STOXX Limited. The STOXX Europe 600® Index is calculated, maintained and published by STOXX Limited. STOXX Limited has no obligation to continue to publish, and may discontinue publication of, the STOXX Europe 600® Index.

The STOXX Europe 600® Index contains the 600 largest companies by free-float market capitalization traded on the major exchanges of 18 European countries. The STOXX Europe 600® Index is calculated in euros and is reported by Bloomberg L.P. under the ticker symbol “SXXP.” The STOXX Europe 600® Index was created by STOXX Limited, a joint venture between Deutsche Börse AG and SIX Group AG. Publication of the STOXX Europe 600® Index began on June 15, 1998, based on an initial STOXX Europe 600® Index value of 100 at December 31, 1991.

Index Composition of the Underlying Index

The selection list for the underlying index is composed of each company’s most liquid stock with a minimum liquidity of greater than one million euros measured over 3-month average daily trading value and is ranked in terms of free-float market capitalization. From the selection list, the largest 550 stocks qualify for selection. The remaining 50 stocks are selected from the largest remaining current components ranked between 551 and 750. If the number of stocks selected is still below 600, the largest remaining stocks are selected until there are 600 stocks.

The composition of the STOXX Europe 600® Index is reviewed quarterly, based on the closing stock data on the last trading day of the month following the implementation of the last quarterly index review. The component stocks are announced on the fourth Tuesday of the month immediately prior to the review implementation month. Changes to the component stocks are implemented after the close on the third Friday in each of March, June, September and December and are effective the following trading day.

Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcies) that affect the STOXX Europe 600® Index composition are reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

The free-float factors for each component stock used to calculate the STOXX Europe 600® Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.

Index Calculation

The STOXX Europe 600® Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the STOXX® Europe 600 Index value at any time can be expressed as follows:

Index value =	free float market capitalization of the STOXX® Europe 600 Index
Divisor

The “free float market capitalization of the STOXX Europe 600® Index” is equal to the sum of the products of the price, number of shares, exchange rate from local currency, free-float factor and weighting cap factor for each component stock as of the time the STOXX Europe 600® Index is being calculated.

All components of the STOXX Europe 600® Index are subject to a 20% cap.

The divisor for the STOXX Europe 600® Index is adjusted to maintain the continuity of the STOXX Europe 600® Index values despite changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

(1) Split and reverse split: Adjusted price = closing price × A / B

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New number of shares = old number of shares × B / A Divisor: no change

(2) Rights offering:

If the subscription price is not available or if the subscription price is equal to or greater than the closing price on the day before the effective date, then no adjustment is made

Adjusted price = (closing price × A + subscription price × B) / (A + B)

New number of shares = old number of shares *(A + B)/ A

Divisor: increases

(3) Stock dividend: Adjusted price = closing price × A / (A + B) New number of shares = old number of shares × (A + B) / A Divisor: no change	(4) Stock dividend of another company: Adjusted price = (closing price × A – price of other company × B) / A Divisor: decreases

(5) Return of capital and share consideration:

Adjusted price = (closing price – capital return announced by company × (1-withholding tax)) × A / B

New number of shares = old number of shares × B / A

Divisor: decreases

(6) Repurchase of shares / self tender:

Adjusted price = ((price before tender × old number of shares) – (tender price × number of tendered shares)) / (old number of shares – number of tendered shares)

New number of shares = old number of shares – number of tendered shares

Divisor: decreases

(7) Spin-off: Adjusted price = (closing price × A – price of spun-off shares × B) / A Divisor: decreases
(8) Combination stock distribution (dividend or split) and rights offering:
For this corporate action, the following additional assumptions apply:
Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held.
If A is not equal to one share, all the following “new number of shares” formulas need to be divided by A:

- If rights are applicable after stock distribution (one action applicable to other):

Adjusted price = (closing price × A + subscription price × C × (1 + B / A)) / ((A + B) × ( 1 + C / A))

New number of shares = old number of shares × ((A + B) × (1 + C / A)) / A

Divisor: increases

- If stock distribution is applicable after rights (one action applicable to other):

Adjusted price = (closing price × A + subscription price × C) /((A + C) × (1 + B / A))

New number of shares = old number of shares × ((A + C) × (1 + B / A))

Divisor: increases

- Stock distribution and rights (neither action is applicable to the other):

Adjusted price = (closing price × A + subscription price × C) / (A + B + C)

New number of shares = old number of shares × (A + B + C) / A

Divisor: increases

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License Agreement between STOXX Limited and Morgan Stanley. STOXX Limited and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the STOXX Europe 600® Index, which is owned and published by STOXX Limited, in connection with the securities.

The license agreement between STOXX Limited and Morgan Stanley provides that the following language must be set forth in this document:

The securities are not sponsored, endorsed, sold or promoted by STOXX Limited. STOXX Limited makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly. STOXX Limited’s only relationship to Morgan Stanley is the licensing of certain trademarks, trade names and service marks of STOXX Limited and the STOXX Europe 600® Index which is determined, composed and calculated by STOXX Limited without regard to Morgan Stanley or the securities. STOXX Limited has no obligation to take the needs of Morgan Stanley or the owners of the securities into consideration in determining, composing or calculating the STOXX Europe 600® Index. STOXX Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. STOXX Limited has no obligation or liability in connection with the administration, marketing or trading of the securities.

STOXX LIMITED DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE STOXX EUROPE 600® INDEX OR ANY DATA INCLUDED THEREIN AND STOXX LIMITED SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. STOXX LIMITED MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE STOXX EUROPE 600® INDEX OR ANY DATA INCLUDED THEREIN. STOXX LIMITED MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE STOXX EUROPE 600® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STOXX LIMITED HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN STOXX LIMITED AND MORGAN STANLEY.

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